Exhibit 5.2

Our Ref	014601.0004.DMF	11 April 2014

Trinity Biotech plc

Bray Business Park

Bray

Co. Wicklow

Ireland

FORM S-8 REGISTRATION STATEMENT TRINITY BIOTECH PLC

Dear Sirs,

1.	Capacity and Basis

We have acted as Irish Solicitors to Trinity Biotech plc (the “Company”) in connection with the Irish law aspects of the Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act 1933, as amended, filed on or about the date hereof covering 343,652 Class “A” Ordinary Shares represented by American Depositary Shares in the Company (the “Shares”). The Shares are issuable under option agreements between the Company and each of Kevin Lawson, William J. Maggio and Rajnish Mittal (the “Option Holders”) dated 26 July 2013 (the “Option Agreements”).

This Opinion Letter is issued for the purposes of the Registration Statement and is based on the assumptions and subject to the reservations and qualifications set out below.

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed and relied upon each of the following documents (each a “Document” and collectively, the “Documents”):

(a)	A certificate from the Company Secretary of the Company dated 11 April 2014 as to certain matters to be relied on by us (the “Company Certificate”), a copy of which is annexed hereto marked “A”.

(b)	Copies of the Option Agreements in the form which are annexed hereto marked “B”.

(c)	A copy of the Registration Statement (as defined in this Opinion Letter).

(d)	The report of searches made against the Company by Rochford Brady independent law searchers, on our behalf on 11 April 2014 in the Irish Companies Registration Office and the Central Office of the High Court, Dublin (together the “Searches”).

(e)	A copy of the Memorandum and Articles of Association of the Company annexed as Appendix I to the Company Certificate (the “Memorandum and Articles of Association”).

(f)	A copy of the resolutions passed at a meeting of the Board of Directors of the Company (the “Board of Directors”) held on 2 July 2013 annexed as Appendix V to the Company Certificate.

(g)	A copy of the minutes of the annual general meeting of shareholders of the Company held on 25 May 2012 at which, inter alia, resolutions of the shareholders of the Company were passed authorising the Company to allot shares pursuant to section 20 of the Companies (Amendment) Act 1983 and on a non-pre-emptive basis for the purposes of section 23 of the Companies (Amendment) Act 1983; copies of all such resolutions being annexed as Appendix III to the Company Certificate.

3.	Opinions

Based on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we express the following opinion:

If:

(i) an option (the “Option”) has been granted to an Option Holder pursuant to an Option Agreement at an option price not less than $0.0109 (the “Option Price”),

(ii) that Option Holder validly exercises the Option and pays the agreed Option Price in full at a time the Company has authorised but unissued capital available for issue;

(iii) the Company has the necessary authorities under sections 20 and 23 of the Companies (Amendment) Act 1983 as more particularly described in Clause 5 (b) of this Opinion Letter; and

(iv) the Board resolves to issue Shares to an Optionholder pursuant to his respective Option Agreement;

the Shares so issued will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors) securities of the Company.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

(a)	That the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto and that each Document furnished to us in unsigned or unexecuted form will be duly signed or executed (as the case may be) in substantially the same form as that reviewed by us for the purposes of this Opinion Letter.

(b)	The authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents.

(c)	That the Company Certificate fully and accurately states the position as to the matters of fact or opinion referred to therein and that the position as stated therein in relation to any factual matter or opinion pertains as of the date hereof.

(d)	That the copy produced to us of minutes of the meeting of the Board of Directors is a true copy and correctly records the proceedings at such meeting and the resolutions approved thereat; that such meeting was quorate and duly convened and held, that those present at such meeting acted bona fide in the interests of the Company throughout, that the provisions contained in the Companies Acts 1963-2013 and/or the Articles of Association of the Company relating to the declaration of the interests of the Directors and the powers of interested Directors to vote were duly observed, that all resolutions set out in such copy were duly passed and that no further resolutions of the Board of Directors or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof. We also assume that the foregoing will apply to any meeting of the Board considering the grant or exercise of Options.

(e)	That the copy produced to us of the minutes of the meeting of the shareholders of the Company is a true copy and correctly records the proceedings at the meeting and the resolutions approved thereat; that such meeting was quorate and duly convened and held, that all resolutions set out in such copy were duly passed and that no further resolutions of the shareholders of the Company, the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

(f)	That it is and was in the interests of (and will (or did) commercially benefit) the Company to enter into the Option Agreements.

(g)	That the Company is not and was not, at the date of execution or signature, or the effective date of, the Option Agreements, and will not, as a result of the transactions contemplated by the Option Agreements, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law.

(h)	That, in so far as the laws of any other jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the rights or obligations expressed in the Option Agreements or the transactions contemplated by the Option Agreements and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that the Company requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to all or any of such matters, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto.

(i)	That there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Option Agreements which in any way amend, add to or vary the terms or conditions of the Option Agreements or the respective rights and interests of the parties contemplated thereby.

(j)	That there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter.

(k)	That the Company was not induced by fraud, misrepresentation or by any similar circumstance to enter into the Option Agreements.

(l)	That the Company will receive consideration in money or money’s worth for each Share when issued at the agreed Option Price in accordance with the Option Agreements, such price in any event not being less than the stated par or nominal value of each Share.

(m)	That the Registration Statement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issuance of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms.

(n)	That all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Option Agreements:

A.	have been made, done or obtained , as the case may be; and

B.	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period).

(o)	That there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

(a)	The opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland.

(b)	Generally if an Irish company such as the Company is to issue shares, it must be first authorised by its shareholders pursuant to section 20 of the Companies (Amendment) Act 1983 to do so. Further the Company must generally issue those shares on a pre-emptive basis to existing shareholders pursuant to section 23 Companies (Amendment) Act 1983, unless specifically authorised by the shareholders to do otherwise. Authority for this purpose is usually considered and granted at the Company’s AGM. The rules in sections 20 and 23 do not apply to the issue of shares (and the grant of options) pursuant to an employee share scheme to employees or former employees of the Company or its group. To the extent that the Company grants the Options it will need at the relevant time to have authority under sections 20 and 23 to do so. As these authorities are time limited (5 years maximum) as a matter of law, they will need to be renewed from time to time (and at least at their expiry) for the duration of the Plan. It is assumed that the Company has, at the relevant time, the necessary authorities under sections 20 and 23 to grant the Options.

(c)	Any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained.

(d)	An Irish Court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an Irish court or where the court has itself made an order for costs.

(e)	The effectiveness of any provision in the Option Agreements purporting to exculpate a party from a liability, obligation or duty otherwise owed is limited by Irish law.

(f)	An Irish court has power to stay an action if concurrent proceedings are being brought elsewhere.

(g)	The Option Agreements may not be valid or enforceable under Irish law to the extent that any obligation thereunder is unenforceable on account of illegality, misrepresentation or fraud or is overridden by considerations of public policy.

(h)	We express no opinion as to tax law or international law.

6.	General

This Opinion Letter may not be relied upon for any other purpose or furnished to, used by or circulated to any other person other than its addressee without our prior written consent in each instance. This Opinion Letter may, however, be filed as an exhibit to the Registration Statement and we consent to such filing if such filing of this Opinion Letter is required by the United States Securities and Exchange Commission and on the condition that such disclosure is for the purpose of confirming the existence of this Opinion Letter and that the United States Securities and Exchange Commission is not authorised to rely hereon. We hereby consent to a copy of this Opinion Letter (solely as an exhibit to the Registration Statement) being posted to an internet website required under Item 601 of Regulation S-K promulgated under the United States Securities Act of 1933, as amended, that is maintained by the United States Securities and Exchange Commission, solely for the purpose of complying with such rule on the strict undertaking that we assume no duty or responsibility to any person accessing such website, other than our client, in respect of the issues addressed in this Opinion Letter

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

/s/ William Fry	/s/ William Fry
WILLIAM FRY	WILLIAM FRY
Solicitors	Solicitors

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